                                                                     Exhibit 4.3

                      SECOND AMENDMENT TO CEPTOR AGREEMENT

     Second  Amendment  dated  this 9th day of  December,  2004 to that  certain
Agreement  ("Agreement") by and among William Pursley ("WP"), Ceptor Corporation
("Ceptor") and Xechem International, Inc. ("Xechem").

                                    RECITALS:

        WHEREAS,  the parties  entered into the Agreement on March 31, 2004 (the
"Original   Agreement")   to  provide  a  mechanism   for  among  other  things,
facilitating the independent  financing of Ceptor,  and a means of liquidity for
Xechem.

        WHEREAS,  the parties entered into a First Amendment to Ceptor Agreement on April  __,  2004  (the  "First  Amendment"  and  together  with the  Original
Agreement,  the  "Agreements")  in order to further the purposes of the Original
Agreement  by adding  to and  modifying  certain  terms  and  provisions  of the
Original Agreement.

        WHEREAS, the parties are desirous of amending the Original Agreement and
First Amendment to further  delineate their respective rights and obligations as set forth below, which will supersede any  inconsistencies or ambiguities in the
Agreements.

        Capitalized  terms used herein and not otherwise  defined shall have the same meaning as set forth in the  Original  Agreement or as such may be modified by the First Amendment and in the PPM (as hereinafter defined).

        NOW THEREFORE,  in consideration of the premises and covenants contained herein, the parties agree as follows:

   1.   RECITALS.  The  recitals  set  forth  above are  incorporated  herein by reference as if fully rewritten.

   2.   PPM.  Xechem  acknowledes  it has  received  a copy of the  Confidential
        Private  Placement  Memorandum  of Ceptor  dated  October  22, 2004 (the
        "PPM") and that the Board of Directors  of Xechem have  approved the PPM and the "Offering" and other  transactions  described therein and has or will adopt any  resolutions  as  stockholder  of Ceptor to authorize the taking of all actions by Ceptor  necessary or  appropriate to effectuate the transactions described therein and consummate the "Merger" of Ceptor with and into a subsidiary  of Company (as such terms are defined in the
        PPM) and  subsequent  merger of Ceptor  into  Company for the purpose of effectuating  a change of domicile of Company  from Florida to Delaware.
        Xechem  agrees  that  it  shall  take  all  further  actions  reasonably requested  by Ceptor in order to  effectuate  the intent and purposes of the Agreements and the transactions described in the PPM.

   3.   EXCHANGE  RATIO AND SHARES.  Xechem  agrees and  consents to an exchange ratio  of  Company  Common  Stock  to be  exchanged  for  each  share of presently  outstanding  of Ceptor  common stock of  2.1656741:1.  Xechem acknowledges  that it presently is the record holder of 1,800,000 of the issued  and  outstanding  shares of common  stock of  Ceptor,  par value

        $0.00001 per share, which prior to redemption as contemplated in Section
        4 hereof,  will be converted  into  3,898,213  shares of Company  Common
        Stock.

   4.   PUT  OPTION.  Notwithstanding  anything  to the  contrary  contained  in
        Section 5.0(b) of the Original  Agreement as amended by Section 2 of the
        First  Amendment,  the  number of shares of Ceptor to be "Put" by Xechem pursuant to the "Put" obligation shall be that amount of shares equal to the quotient of: (a) ten (10%) percent of the gross cash raised  (before any commissions or other  expenses) in each tranche of equity  financing by Ceptor (or the Company or any other publicly traded parent of Ceptor)
        into which  shares of the common stock of Ceptor  presently  outstanding may be exchanged in  connection  with the Merger of Ceptor with and into any subsidiary of Company or such other entity; divided by (b) the price per share of common stock of Company or other entity (the "Issue Price")
        at which such equity  tranche is raised (and if in the form of preferred stock,  then the price per share will be computed  based upon the number of shares of common  stock  into  which such  preferred  stock  would be converted  were the  preferred  stock to  immediately  convert to common stock,  and,  provided,  further,  that the value or  conversion  of any
        warrants  or  other   consideration   shall  be   disregarded   in  such
        calculation).

        Under the terms of the PPM,  Ceptor is  raising by the sale of shares of
        Common  Stock of Company a minimum of $2.5  million  and maximum of $6.0 million from the offering of Units, each Unit consisting of one share of
        Series A Preferred  Stock and a warrant for 5,000 shares of common stock of the Company, exercisable at $1.25 per share. Units are offered by the
        Placement  Agent  for sale at  $25,000  per  Unit.  Shares  of  Series A
        Preferred Stock will be convertible into 10,000 shares of Company Common
        Stock (or $2.50 per share of Common Stock).

        For the  absence  of  doubt,  under  the PPM,  assuming  gross  Offering proceeds  of $2.5  million  from the  sale of 100  Units,  Xechem  would exercise  its  Put  for  $250,000  in  cancellation  of  100,000  shares
        ($2,500,000  x .10 =  $250,000/$2.50  =  100,000);  and  assuming  gross
        Offering  proceeds of $6.0  million  from the sale of 240 Units,  Xechem would  exercise its Put for $600,000 in  cancellation  of 240,000 shares
        ($6,000,000 x .10 = $600,000/$2.50 = 240,000).

        Upon  closing of any sales of Units under the  Offering  Xechem shall be required  to and  without  further  action by Xechem  shall be deemed to exercise  its Put as set forth  herein,  provided,  however,  that in no event  shall one or more  exercises  of the Put  result in any amount in excess of $2.0 million being redeemed by Company.

        Each  further  tranche  of  shares of equity to be sold by Ceptor or any
        Ceptor parent or affiliate subsequent to the PPM will result in exercise of the Put by Xechem,  and shall be priced at the issue  price per share for the  tranche  of  equity  corresponding  to the Put to the  greatest extent that is consistent with the principles set forth in the foregoing
        paragraphs,   provided,  however,  that  Xechem's  Put  obligation  (and
        Ceptor's redemption obligation, or that of its parent or affiliate) will cease once Xechem has Put $2.0 million,  in the aggregate,  to Ceptor or any Ceptor parent or affiliate.

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        For the absence of doubt, if Xechem has Put $600,000 (240,000 shares) to
        Company and subsequently, Company raises $1,000,000 of equity based upon a price of $2.50  per  share in  tranche 1 (i.e.,  400,000  shares)  and
        $10,000,000 of equity based upon a price of $4.00 per share in tranche 2
        (i.e.,  2,500,000 shares), then Xechem would Put 40,000 shares for $2.50 per share in  tranche  1  ($100,000)  and  250,000  shares in  tranche 2
        ($1,000,000), resulting in aggregate Put proceeds of $1,100,000.

        If, however,  tranche 2 were $20,000,000 at $4.00 per share, then Xechem would Put 500,000 shares in tranche 2  ($2,000,000),  reduce by $700,000 previously Put (175,000 shares), or $1,300,000, or an additional 325,000
        shares,   net  ($600,000  (PPM)  +  $100,000  (tranche  1)  =  $700,000.
        $2,000,000 - $700,000 = $1,300,000 net Put remaining. $1,300,000/$4.00 =
        325,000 shares to extinguish Put.

        Xechem shall  continue to be entitled to the royalty of two (2%) percent of gross revenues received by Ceptor,  its subsidiaries,  affiliates and assigns with respect to the sale of any  products  incorporating  any of the Ceptor IP or the  licensing  of any of the Ceptor IP (or the sale of the  licensing  rights to any of the Ceptor IP or the sale of any of the
        Ceptor IP).

        The remainder of the  substantive  provisions  of Section  5.0(b) of the
        Original Agreement shall remain in place, subject to the modification of the terms of any indebtedness of Ceptor or exchange of such indebtedness for Replacement Notes of Company,  to reflect the terms set forth in the
        PPM,   including  any  cancellations  or  additional   consideration  in
        connection  with the Exchange Offer of Bridge Loans and/or 10% Notes for
        Replacement  Notes as  shall be  determined  in the sole  discretion  of
        Ceptor management, from time to time.

   5.   LOCK-UP.  Of the  shares  of  Common  Stock to be  issued to and held by
        Xechem  pursuant to the PPM (and as set forth in Section 3, above),  the entire amount held is subject to a lock-up agreement amongst the parties to this Agreement as follows:  Xechem agrees that it may not sell any of its shares for a period of six (6) months  following the effective  date of the registration of the securities  purchased in the Offering (or the effective date of the  registration  of the Common Stock  underlying the securities  purchased in the  Offering) as described in the PPM; and may thereafter  sell an amount equal to up to fifty (50%) percent  issued to
        Xechem by exchange for outstanding  CepTor shares under the terms of the
        Merger, after giving effect to any Put Option Redemptions  (1,899,106 at the Minimum  Offering and  1,829,107 at the Maximum  Offering  shares of
        Company  Common  Stock)  thereafter;  until one (1) year  following  the effective  date  of the  registration  of  securities  purchased  in the
        Offering (or the effective date of registration of the underlying Common
        Stock) described in the PPM.

        Notwithstanding the foregoing, if the effective date of the registration of the securities  purchased in the Offering (or Common Stock underlying the  securities  purchased in the  Offering) has not occurred by the six
        (6) month  anniversary  following the termination of the Offering,  then the six (6) month  lock-up  applicable  to fifty  (50%)  percent  of the shares of Common Stock held by Xechem as set forth above shall  commence upon such six (6) month  anniversary  without an effective  registration statement,  such that Xechem may sell fifty (50%)  percent of its shares following one (1) year  following  such date,  and an  additional  fifty

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        (50%) percent  eighteen (18) months  following,  subject in all cases to
        Rule 144 restrictions.

        In addition,  if the Company  engages an underwriter or placement  agent during the twelve (12) month period following the final Closing to occur under the PPM, in order to raise a minimum of $5.0  million  through the sale of the Company other equity  securities (or securities  that may be convertible  into Company equity  securities),  in a public  offering or private  placement,  upon notice of commencing  such public  offering or private  placement,  Xechem  agrees to the terms of any further  lock-up agreements  required by the underwriter or placement agent thereof,  and agrees that it shall  refrain from making any sales,  transfers or other dispositions in the course of such offering,  but, in any event, for not more  than  ninety  (90)  days  from the date of  effectiveness  of such further lock-up agreement, or ninety (90) days following the termination of such  offering,  whichever is less.  Xechem agrees that its piggyback registration  rights shall be  inapplicable to registration of the share of Common Stock of Company  issued  pursuant to the PPM,  provided  that such  piggyback  registration  shall be  effected  at the  same  time as registration of Founder's  Shares issued pursuant to the Founders' Stock
        Plan to be adopted by the  Corporation is effected,  as described in the
        PPM.

        Notwithstanding  anything  herein  to  the  contrary,  Xechem  shall  be permitted  to  transfer  shares  of  the  Common  Stock  in a  privately negotiated transaction to any person or entity who agrees to be bound by the terms and provisions of this Agreement as evidenced by its execution thereof, and upon the consent of the Company, which consent shall not be unreasonably withheld.

   6.   PLACEMENT  AGENT  AGREEMENT.  A true and correct  copy of the  Placement
        Agent  Agreement by and between  Brookshire  Securities  Corporation and
        Ceptor is annexed as Exhibit A hereto.  Xechem  authorizes  and approves the  Placement  Agent  Agreement,  including the payment of all fees and expenses,  as provided therein, and all agreements of indemnification or contribution therein.

   7.   RATIFICATION. All actions of Ceptor, its officers, directors, attorneys, accountants,  advisors,  lenders,  consultants,  and other parties which have been  disclosed  to  Xechem,  or any of its  directors,  are hereby ratified,  confirmed and approved by Xechem as  stockholder of Ceptor in all  respects,  and Ceptor is and shall be  authorized to proceed in all respects as described in the PPM.

        IN WITNESS WHEREOF,  the undersigned have executed this Second Amendment as of the date first set forth above, which Second Amendment shall be binding if delivered in counterpart or one  integrated  document by original,  photocopy or facsimile.

                                  CEPTOR CORPORATION

                                  By: /s/William Pursley
                                     -------------------------------------
                                  Name:   William Pursley
                                  Title:  Chief Executive Officer

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                                  XECHEM INTERNATIONAL, INC.

                                  By: /s/ Leonard Mudry
                                      ------------------------------------
                                  Name:   Leonard Mudry
                                  Title:  Director

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